Exhibit 11.2

Impact Matters Law LLP 3415 S. Sepulveda Blvd.	info@impactmatters.com	Los Angeles
Suite 420 Los Angeles, CA 90034	impactmatters.com	818.290.7461

May 12, 2026

Iroquois Valley Farmland REIT, PBC

314 N. Main Street #200F

Roanoke, IN 46783

Re: Iroquois Valley Farmland REIT, PBC Post-Qualification Amendment to Offering Statement on Form 1-A POS

Ladies and Gentlemen:

We have acted as counsel to Iroquois Valley Farmland REIT, PBC, a Delaware public benefit corporation (the “Company”), in connection with your filing with the Securities and Exchange Commission (the “SEC”) of a Post-Qualification Amendment (the “Amendment”), relating to the qualification of the Amendment and the qualification of the offering by the Company of up to $65,000,000 of the Company’s common stock (the “Shares”). The Amendment relates to the Company’s most recently qualified Offering Statement on Form 1-A, dated June 3, 2025 and qualified by the SEC on June 13, 2025 (the “Offering Statement”).

For the purposes of this opinion letter, we have examined the Amendment, the Offering Statement, the Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, records of the board of directors of the Company, and such other documents and considered such matters of law and fact as we have deemed appropriate to render the opinion contained herein. In our examinations, we have assumed the legal capacity of all persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

The opinion set forth below is limited to the Delaware General Corporation law and excludes Federal laws and any state blue sky securities law matters.

Based upon and subject to the assumptions, limitations, and qualifications stated herein, we are of the opinion that the Shares have been duly authorized and, when the Shares have been duly issued and delivered against payment therefore in accordance with the terms of the Subscription Agreement, a form of which is included in the Amendment as Exhibit 4.1, the Shares will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 11.2 to the Amendment and to the references to our firm under the caption “Legal Matters” in the Amendment.

This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof. We assume no obligation to update this opinion letter or otherwise advise you with respect to any facts or circumstances or changes in law that may hereinafter occur or come to our attention (even though the change may affect the legal conclusions stated in this opinion letter).

Respectfully submitted, IMPACT MATTERS LAW LLP /s/ Brett Heeger Brett Heeger, Partner